Exhibit 99.1

News Release

Southeastern Banking Corporation Announces Earnings for the Quarter Ended March 31, 2003

DARIEN, Ga, April 18, 2003/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced an increase in net income for the quarter ended March 31, 2003 compared to the corresponding period last year.

■	Net income for the 2003 first quarter totaled $1,221,000, up $134,000 or 12% from March 31, 2002.
■	On a per share basis, net income improved $0.05 to $0.37 at March 31, 2003 from $0.32 at March 31, 2002.

Southeastern Banking Corporation (the Company), with assets of $379 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s principal subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base through its fifteen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels including internet and telephone banking. The Company’s insurance subsidiary, SBC Financial Services, Inc., provides insurance and investment brokerage services. In addition to traditional insurance, products offered include fixed and indexed annuities, mutual funds, retirement plans, and long-term care policies. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Alyson G. Beasley, Vice President, Southeastern Banking Corporation at 912.437.4141.